EXHIBIT 99.1

Quanex Elects Joseph D. Rupp to Its Board of Directors

HOUSTON, Dec. 12, 2006 (PRIME NEWSWIRE) -- Quanex Corporation (NYSE:NX) announced today that Joseph D. Rupp has been elected to the Company's Board of Directors, effective January 2, 2007. Mr. Rupp, age 56, is currently the Chairman, President and Chief Executive Officer of Olin Corporation, a $2.4 billion NYSE-traded basic materials company concentrated in metals, chemicals and ammunition. He joined Olin in 1972 and was elected President and CEO in 2002.

"Joe's tremendous experience and insight as a leader of a NYSE-traded, diversified industrial company will add value to our Board deliberations," said Raymond A. Jean, the Company's president, chairman and CEO.

Mr. Rupp graduated from the University of Missouri, where he earned a Bachelor of Science degree in Metallurgical Engineering.

Quanex is an industry-leading manufacturer of engineered materials and components for the vehicular products and building products markets. For further information, visit the Company's website at www.quanex.com.

The Quanex Corporation logo is available at http://www.primezone.com/newsroom/prs/?pkgid=1117

Statements that use the words "expect," "should," "may," "could," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex's current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 21, 2005, under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

CONTACT:  Quanex Corporation
          Financial Contact:
          Jeff Galow
            713-877-5327
          Media Contact:
          Valerie Calvert
            713-877-5305